Exhibit 7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 23 to the Registration Statement File No. 333-56969 on Form S-6 of our report dated April 22, 2013, relating to the financial statements of the Subaccounts of MONY America Variable Account L of MONY Life Insurance Company of America. We also consent to the use herein of our report dated March 8, 2013, except for the effects of the revision discussed in Note 2 related to the overstatement of initial fee liability and understatement of deferred policy acquisition cost amortization to the financial statements, as which the date is April 23, 2013, relating to the financial statements of MONY Life Insurance Company of America. We also consent to the references to us under the headings “Independent registered public accounting firm” and “Financial statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 23, 2013